Public Relations Investor Relations

Ted Karkus and Karkus Slate of Directors Prevail in Federal Court, Seated as Directors of The Quigley Corporation; Ted Karkus Elected Chairman of the Board

Dow Jones & Company, Inc. -- June 15, 2009
06-15-09 1053ET

DOYLESTOWN, Pa., June 15 /PRNewswire-FirstCall/ -- The Quigley Corporation, (Nasdaq: QGLY), www.quigleyco.com, today announced that on Friday, June 12, 2009, the United States District Court for the Eastern District of Pennsylvania issued a decision and order rejecting the last of the challenges to the results of the May 20, 2009 shareholder meeting, at which the slate of directors nominated by Ted Karkus was elected to the Board of Directors of the Company.

The Court concluded in its most recent decision that the Company was "not likely to succeed on the merits" of the new claims asserted and that "when all of the dust has settled, there simply is no admissible evidence (even accepting for the moment that what Quigley has presented qualifies as 'new' -- a proposition which the Court does not accept) that is arguably relevant" to the claims asserted to prevent the new Directors from being seated.

Immediately following the Court's ruling, and without any consultation with the new Board, Guy Quigley announced his voluntary resignation as an officer and director of the Company. The new Board has accepted his resignation.

Also on Friday, June 12, immediately following the Court's ruling and Mr. Quigley's resignation, the new Board of Directors held its first meeting. The Board elected Ted Karkus as Chairman of the Board and elected members to its Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee.

The Audit Committee Chairman is Mark Burnett, and the other members of the Audit Committee are James McCubbin and John DeShazo. The Compensation Committee Chairman is John DeShazo and the other members of the Compensation Committee are Mark Burnett and Mark Leventhal. The Corporate Governance and Nominating Committee Chairman is Mark Leventhal and the other members of the Corporate Governance and Nominating Committee are Louis Gleckel, M.D. and Mark Frank.

Mr. Karkus commented, "I am confident that this Board of highly qualified and independent directors will be able to steer the Company in the right direction and enhance values to all shareholders. Consistent with my pledge during the election campaign, the Chair of each committee is a substantial shareholder by means of his significant personal investment in the Company. We look forward to working cooperatively with the many talented employees of the Company and its subsidiaries in advancing the Company's business plans."

470 Park Avenue South, New York, New York 10016 • Phone: (212) 725-4500  • Fax: (212) 725-9188
pr@schwartz.com                                                 www.schwartz.com

Mr. Karkus went on to state that, "The first quarter report previously filed by the Company, (seasonally the second strongest quarter of the year), stated that the Company lost over $2 million while spending less than $250,000 on R&D. We will have the immediate and daunting task of halting the precipitous decline in financial performance that the Company has experienced over the past few years."

"Our long term goals include restoring investor confidence in the Company, its management and its prospects. Ten years ago, for the week that ended June 20, 1999, the Company's common stock traded in a range of $4.73 to $4.99 per share. In November, 2005, the Company's stock reached nearly $17.00 per share. Last Friday, the Company's stock closed at $4.26 per share. While we cannot make any assurances of future performance, the Company now has an experienced and entirely independent Board of Directors that is committed to doing their best for the Company and all of its shareholders."

About The Quigley Corporation

The Quigley Corporation (NASDAQ: QGLY, http://www.Quigleyco.com) is a diversified natural health medical science company. Its Cold Remedy segment is a leading marketer and manufacturer of the COLD-EEZE(R) family of lozenges, gums and sugar free tablets clinically proven to cut the common cold nearly in half. COLD-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies. The Quigley Corporation has several wholly owned subsidiaries; Quigley Manufacturing Inc. consists of two FDA approved facilities to manufacture COLD-EEZE(R) lozenges as well as fulfill other contract manufacturing opportunities. Quigley Pharma Inc. (http://www.QuigleyPharma.com) conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward- looking statement.  Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.

CONTACT:

Ted Karkus	Media	Investor Relations
Chairman of the Board	Karen Pineman	Carl Hymans
The Quigley Corporation	G.S. Schwartz & Co.	G.S. Schwartz & Co.
(516) 569-9999	212.725.4500	212.725.4500
	kpineman@schwartz.com	carlh@schwartz.com

SOURCE The Quigley Corporation /CONTACT: Ted Karkus, Chairman of the Board of The Quigley Corporation, +1- 516-569-9999; or Media, Karen Pineman, kpineman@schwartz.com, or Investor Relations, Carl Hymans, carlh@schwartz.com, both of G.S. Schwartz & Co., for The Quigley Corporation, +1-212-725-4500 /Web site: http://www.Quigleyco.com